Letter of Intent

Between the parties, Medic Media Inc, a Delaware corporation, of 590 Madison Avenue, New York NY10022 and (hereinafter "Medic "), and Automotive Facilities Corporation, Inc, a Delaware corporation, located at City Centre Bellevue, Suite 730, 500 108th Avenue, Bellevue, WA98004 (hereinafter "AFC "), dated 14th July, 1998.

1. As soon as practical following the date hereof, the parties shall commence negotiation of a definitive written acquisition Agreement, with the goal of finalizing such definitive written acquisition agreement by 14th October, 1998. The definitive acquisition Agreement shall contain such mutually agreeable terms, provisions, warranties, representations, covenants, indemnifications and agreements consistent with this letter of intent. Notwithstanding the other provisions of this letter of intent or any past, present or future approvals by the managements, Boards of Directors or stockholders of Medic or AFC (including the preliminary authorizations to proceed with negotiations by the parties' Boards of Directors), or any past, present or future indications of assent or that some or all matters under negotiation have been resolved, it is understood and agreed that neither party to this proposed transaction will be under any legal obligation with respect to the proposed transaction (except (a) as set forth in paragraph 6 (Due Diligence), paragraph 7 (No shop), paragraphs 8 through 10 (Confidentiality), paragraph 12 (Publicity), paragraph 13 (Expenses), and (b) this sentence and the next succeeding sentences, all of which are understood to constitute legally binding obligations of the parties hereto), and no offer or binding commitment shall be implied, unless and until a definitive written acquisition Agreement providing for the transaction has been executed and delivered by the parties thereto, whereupon the provisions of such definitive written acquisition agreement shall control. Prior to such execution and delivery of a definitive written acquisition Agreement by the parties, (i) no withdrawal from or termination of negotiations for the proposed transaction, for any reason or no reason, shall be deemed to be in bad faith and (ii) neither party shall be deemed to have relied to its detriment on representations by the other party of its intent to pursue or conclude the proposed transaction. The term"definitive written acquisition Agreement" does not include any public announcement by any or all of the parties hereto. This paragraph may not be amended, modified or waived by the express or implied conduct of the parties, except by written agreement signed by the officers of the parties, expressly amending, modifying or waiving this paragraph.

2. Within 90 days of the date of the execution of this letter of intent, the parties agree to consummate a definitive written acquisition Agreement wherein Medic will be the surviving corporation. The definitive written acquisition Agreement will provide that AFC stockholders will receive, on a pro rata basis, in accordance with their stockholdings in AFC, (1) 9,500,000 newly issued shares of" common stock, par value $0.01 per share, of Medic ("Medic Common Stock"). The definitive written acquisition Agreement will provide further that Medic will conduct a 20 for 1 reverse split leaving 500,000 shares of Medic common stock, representing 100% of the issued and outstanding share capital stock issuance of Medic pre-acquisition with AFC.

3. The name of Medic Media, Inc. will be changed to Automotive Facilities, Inc.

4. It is understood that this proposed transaction is subject to the successful resolution of certain tax, financial, accounting and structural matters and is conditioned upon the completion of satisfactory due diligence as set forth herein, the approval of Medic 's and AFC 's Boards of Directors and stockholders and Medic receiving authorization to trade on a mutually acceptable stock exchange, Each party has received Preliminary authorization from its Board of Directors to enter into this letter of intent and to pursue negotiation of a definitive written acquisition agreement.

During the period commencing on the date hereof and continuing through the earlier of (i) 11:59 p.m. eastern time on 14 th October, 1998 or (ii) the execution of a definitive written acquisition Agreement (herein referred to as the "Period"),Medic and AFC , and their respective officers, attorneys, investment advisors, independent auditors and designated personnel, shall have the right to conduct such inspections and reviews of the books, records and related items of Medic and AFC , as the case may be, and consult with such management personnel, lessors of property, vendors, service providers, independent auditors and other persons and entities having material contractual relationships with Medic and AFC , as the case may be, in each case as shall be reasonably necessary to permit auditors to analyze the financial condition, operations, business and prospects of Medic and AFC. Medic and AFC shall co-operate with each other in their aforesaid inspections, reviews and consultations, and shall cause their respective officers and employees to co-operate with, and provide reasonable assistance to, one another in such activities, and shall exercise their best efforts in good faith to cause the aforesaid third parties to co-operate in such activities. The parties further agree to co-operate with each other in complying with submissions with the Securities and Exchange Commission, registration statements and the preparation and delivery of audited financial statements,

5. Medic and AFC shall not, and shall cause their respective directors, officers, employees and advisors not to, initiate, solicit, propose, pursue or enter into any proposals, substantive discussions, negotiations, letters or statements of intent or agreements (whether preliminary or definitive) with any person or entity of any nature other than as provided herein at any time during the No Shop Period (as such term is defined in the next following sentence) contemplating or providing for any re-organisation, share exchange, acquisition, or purchase or sale of all or a substantial portion or the assets or business or, or any business combination of any type involving, Medic or AFC , as the case may be, The term "No Shop Period" shall mean the Period, as defined in paragraph 6 hereof. Each party hereto shall communicate with the other party, within 4 business days of in hand receipt, or actual knowledge of the substance of communications, by an executive officer of such party, the material terms of any substantive communication received during the Period by either such party from a third party concerning any of the aforesaid matters.

6. During the period Medic will not adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant, sell or issue to any individual, corporation or other person (except as approved by AFC 's Board of Directors or otherwise agreed to in writing prior to the date hereof or as provided in the acquisition Agreement) any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock,

7. Both parties will hold in confidence and will not disclose or use for their own benefit any confidential proprietary information which is designated in writing received from one another during the due diligence period for up to three years. This will exclude the following;

(i)     information already divulged prior to this letter;
(ii)    information already in the public domain;
(iii) information lawfully obtained from a third party source not subject to this confidentiality agreement;
(iv) information developed independently by staff at either company who did not previously possess such information.

8. Both parties agree to restrict access to information related to either party to personnel that have agreed to be bound by secrecy agreements corresponding to those undertaken by this letter of intent.

9. Tn the event that this transaction is terminated before the closure of the acquisition Agreement both parties shall undertake to return all documents supplied and retain no copies for use.

10. Each party to this letter warrants and represents that no broker, finder, intermediary or consultant introduced them or brought about the proposed acquisition and agrees to defend and indemnify the other parties against any claim for compensation by any person on the basis of the alleged obligations incurred.

11. The parties will consult with each other in advance of issuance concerning the timing, content and method of dissemination of press releases and other similar announcements concerning the proposed transaction or the status of negotiations, Boards' of Directors and stockholders' approvals and other matters relating to the proposed transaction,

12,     In event of failure of the parties to execute and deliver
a mutually agreeable acquisition Agreement, both parties would accept liability for their own expenses and would have no further liability or obligation to each other except as provided by paragraph 9 (Confidentiality).

13. Nothing in this letter of intent is intended to confer expressly or by implication upon any other person any rights or remedies under, or by reason of, this letter of intent.

14. This letter of intent may be executed in one or more counterparts each of which shall be deemed an original and together constitute one document. The delivery by facsimile of an executed counterpart of this letter of intent shall be deemed to be an original and shall have the full force and effect of an original copy.


IN WITNESS WHEREOF the parties hereto have executed and delivered this Letter of Intent date first written above,


For and on behalf of Medic Media, Inc.



For and on behalf of Automotive Facilities Corporation, Inc.

          Extension to Letter of Intent

Between the parties, Medic Media Inc, a Delaware corporation, of 590 Madison Avenue, New York, NY 10022 and (hereinafter "Medic"), and Automotive Facilities Corporation, Inc, a Delaware, corporation, located as City Center Bellevue, Suite 730, 500 108th Avenue, Bellevue, WA98004 (hereinafter "AFC"), dated 14th October, 1998.

Both parties hereby agree to extend for a further sixty days the attached executed Letter of Intent dated 14th July 1998.


For and on Behalf of Medic Media Inc.

For and on Behalf of Automotive Facilities Corporation Inc

               FIRST LONDON SECURITIES CORPORATION
              2600 State Street, Dallas, Texas 75204


July 29th 1998


Mr B.R. Parker
Medic Media, Inc.
Trafalgar House
11 Waterloo Place
London SWIY 4AU

Attention : Mr. B.R. Parker

Gentlemen:

This letter Outlines the terms upon which First London Securities Corporation ("FLSC") proposes to be engaged by Medic Media, Inc. (tile "Company") to act as its financial advisor and to furnish Investment Banking Services to the Company as described below.


                   1. Investment Banking Services

Section 1. Services Provided by FLSC

(i) Complete a due diligence file of them company's business, operations, properties, financial condition, management and strategic direction of the Company, as well as make any suggestions on how the Company might enhance any of the above,

(ii) Assist the Company in Filing the Form 15c2-11; and,

(iii) Assist the Company in the development of relationships with the investments community,


Section 2. Term of Engagement

The term of FLSC's engagement shall be from the date of This Agreement ( the "Initial Term") to the approval by the NASD of the Form 15c2-11. Notwithstanding the foregoing, either party may terminate this Agreement at any time upon ten (10) days written notice to the other party, in which event neither party will have any further obligation, hereunder, except for any unpaid amounts under Sections 3 and 4 below.

Section 3. Fees

A total fee of $10,000 shall be paid to FLSC as a result of the terms described herein, of which $5,000 shall be payable to FLSC upon filing of form 15c2-11. The additional $5,000 shall be due and payable upon the approval of the Company's Form 15c2-11 (as hereinafter defined) with the NASD.


Section 4. Expenses

In addition to the engagement fees in paragraph 3, the Company agrees to reimburse FLSC on a monthly basis for pre-approved reasonable travel and out of pocket expenses incurred by FLSC or their respective counsel with regard to rendering services hereunder, including but not limited to, airfare, hotel, and other expenses in connection with visiting the Company which shall include a due diligence trip to the Company's headquarters by FLSC and it's counsel, and expenses incurred in connection with any road show or other presentations or marketing efforts made on behalf of the Company by FLSC.


               II. Representation by the Company

The Company represents that all information provided to FLSC in connection with the services to be performed under this Agreement will be complete and correct in all material respects and will not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading ( the "Information"). The Company agrees to advise FLSC immediately of the occurrence of any event or any other change known to the Company that results in any of the Information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


            III. Indemnification of FLSC by the Company

The Company agrees to indemnify and hold harmless FLSC and each person, if any, who controls FLSC within the meaning of the Securities Act of 1933, as amended, against any lawsuits, claims, damages, or liabilities (of actions or proceedings in respect thereof) to which FLSC or such controlling person may become subject related to or arising out of our engagement hereunder, without limitation, and will reimburse FLSC and each such controlling person for all legal and other expenses incurred in connection with investigating or defending any such lawsuit, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which FLSC or any of its directors, officers, agents, employees and controlling persons is a party; provided, however, that the Company will not be liable in any such case for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall I have found in a Final judgement to have arisen primarily front the gross negligence and wilful misconduct of FLSC or the 'party claiming a right to indemnification, This indemnity agreement will be in addition to any liability, which the Company may otherwise have.

In case any proceeding shall be instituted involving any person in respect to whom indemnity may be sought, such person ( the "indemnified party") shall promptly notify the Company, and the Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indcmnified party to represent the indemnified party and any others the Company may desigjifite in such proceedings and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the identified party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding including both the Company and the ftidemniried party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of are indemnified party, due to actual or potential differing interests between them. 'I'he Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final iudgeineiit for the plaintiff, the Company agrees to indemnify the indemnified party to the extent set fortli in this letter.


         IV. Company Not Responsible for Content of Published
                         Research by FLSC

The Company recognizes that FLSC may follow, and may continue to follow the Company and its common stock and, from time to time, FI,SC may issue research reports concerning the Company and its common stock and warrants. It is understood between the Company and FI.SC that such reports arc not issued on behalf, or with the authorization, of the Company, and FLSC shall have sole responsibility for their content. Neither the Company, nor its officers, directors, employees or affiliates, shall have any responsibility for any information contained in such reports or other information disseminated by FLSC concerning the Company, regardless of whether or not the Company reviews or comments upon such reports or information,


                            V. General

This Agreement may not be amended or modified except in writing and signed by FLSC and the Company, and shall be governed by and construed in accordance with the laws of the State of Delaware and all obligations shall be performed in the appropriate County where the Company operates. This agreement is binding upon and intires to the benefit of all parties hereto and the FLSC indemnities.


Delivered herewith are two identical copies of this letter. If the foregoing accurately reflects our mutual agreement with respect to the matters set forth herein please confirm your agreement to the foregoing by signing both of the enclosed copies of this letter and returning to us one executed copy of this letter via overnight express delivery.

We appreciate the opportunity to work with you and we look forward to a successful transaction as a continuation of our mutually beneficial relationship.

FIRST LONDON SFCURMES CORPORATION

By: Jesse B. Shelniire, IV, Managing Director, Investment Banking


Agreed to and accepted as of the dated first above written:

MEDIC MEDIA, INC.

By: B.R.Parker, President and Director

                      TECHNOLOGY FINANCE LTD.


        Trafalgar House, 11 Waterton Place, London SWIY 4AU
               Tel, 0171 839 5152 Fax: 0171 839 5162

5th January 1998

Technology Finance Ltd agrees to forward Medic Media Inc of 590 Madison Avenue, New York, NY, 10022, funds by way of loan up to a limit of $50,000 to enable Medic Media to comply with statutory filings and to enable Medic Media to pursue the consumation of a potential merger/business combination.

These funds will be forwarded by way of loan and will be repayable either in cash or securities upon the consumation of a merger/business combination.

For Technology Finance Ltd.

For and on behalf of Medic Media Inc.